Exhibit 10.2

                      December 31, 2001

Mr. Michael Sileck

Dear Mike,

        Andy McKelvey and Jim Treacy are very excited about you joining TMP Worldwide Inc. ("TMPW") as Chief Financial Officer, reporting to Jim Treacy as President of TMPW. The following confirms the details:

        1.    BASE SALARY. During your employment, you will be paid a base salary of $500,000. Your base salary will be reviewed on an annual basis.

        2.    BONUS. During your employment, you will be entitled to participate in the senior management bonus plan as it may be amended from time to time. For calendar 2002 the bonus plan has a target maximum bonus of 100% of base salary, subject to satisfaction of EPS and other targets; provided, however, that for calendar 2002 you will receive a guaranteed bonus of $500,000 except that in the event you terminate your employment with TMPW prior to December 31, 2002, such bonus shall be pro rated for any period of less than the full ten months you are anticipated to work for TMPW in 2002. This bonus is payable in February 2003.

        3.    SIGN ON BONUS. Within 30 days following the start of your employment with us, you'll be paid a one-time signing bonus of $200,000. In the event you terminate your employment with TMPW prior to the first anniversary of your start date with us, you agree to promptly pay TMPW the amount determined by multiplying $200,000 by a fraction, the numerator of which is the number of days between the last day of your employment with TMPW and the first anniversary of your start date and the denominator of which is 365.

        4.    START DATE. You agree that you will commence employment with TMPW no later than March 1, 2002.

        5.    OPTIONS AND OTHER EQUITY. No later than the 30th day after your commencement of employment with us, we will grant to you options (i) to purchase TMPW Common Stock which at the date of grant have a Black Scholes value equal the Black Scholes value of the unvested USA Networks, Inc. ("USAI") options that will not vest as a result of your joining TMPW (as such value is determined by BDO Seidman), provided that in no event shall the total number of shares of TMPW Common Stock covered by the options being issued pursuant to this clause (i) be less than 300,000, and (ii) to purchase an additional 100,000 shares of TMPW Common Stock. The foregoing options will in all respects be subject to TMPW's standard option agreement and have an exercise price equal to the closing price on date of grant except that (i) the vesting dates of the "replacement options" described in clause (i) of the preceding sentence shall track the vesting dates under your sacrificed USAI options with a view toward providing vesting of an equivalent Black Scholes value of TMPW options on such dates (such value being determined as of the grant date of these options by TMPW) and the options described in clause (ii) of the preceding sentence shall vest over 4 years in equal annual installments, (ii) in the event of the termination of your employment by TMPW for reasons other than Cause (as defined below) the options described in clauses (i) and (ii) of the preceding sentence (as well as any other options granted to you by TMPW from time to time) shall automatically and immediately become fully vested and exercisable for the balance of the ten year term provided by the applicable stock option agreement, and (iii) in the event of any Change in Control (as defined in option agreements) the options described in clauses (i) and (ii) of the preceding sentence (as well as any other options that may be granted to you by TMPW from time to time) shall automatically and immediately become fully vested and exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject, however, to limitations dealing with "parachute payments" under 280G of the Internal Revenue Code to be set forth in the option agreements. Within 30 days of your first day of employment, you will also be granted restricted stock of TMPW which as of the grant date has a value comparable to the value of the 15,000 restricted USAI shares that you were to have forfeited by virtue of your joining TMPW prior to a recent change in the terms thereof that removed the forfeiture provision.

        6.    BENEFITS. You will be eligible for medical, dental, disability, 401k, life insurance and other benefit plans as such plans are amended from time to time on the same basis as other senior management. You will be entitled to 4 weeks vacation per year (prorated for periods of less than a year) and will be eligible for first class airline travel.

        7.    SEVERANCE. If your employment with TMPW is terminated by TMPW for any reason other than Cause, then subject to the terms hereof you shall be entitled to (i) receive severance equal to one year's salary, payable in semi-monthly installments over one year, and (ii) participation in TMPW's medical and dental plans for three months after termination of employment. It is understood that the foregoing obligation is expressly conditioned on your signing, delivering and not exercising any right to revoke a separation agreement and general release in TMPW's then standard format. "Cause" shall mean the occurrence of any one or more of the following events: (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the President that remains unremedied for a period of twenty (20) days after the President has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of TMPW that remains unremedied for a period of twenty (20) days after the President has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your indictment for (a) a felony, (b) criminal dishonesty or (c) fraud.

        8.    REPRESENTATION. You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder.

        9.    GENERAL. This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements or letters relating thereto (including but not limited to the letters of December 18 and December 21, 2001), (ii) may be signed in counterparts, (iii) shall be governed by the laws of the state of New York (other than the conflicts of laws provisions thereof) and (iv) may not amended, terminated or waived orally. Please understand that while it is our hope that our relationship will be a long one, your employment will be on an "at will" basis. Nothing in this letter should be construed as creating any other type of employment relationship.

        Please sign and return an enclosed copy of this letter to me. If you have any questions, or if there is anything I have overlooked, please do not hesitate to call me.

With best regards,
Sincerely,
TMP Worldwide Inc.
By:	/s/ MYRON OLESNYCKYJ Myron Olesnyckyj Senior Vice President-General Counsel
Accepted and Agreed:
/s/ MICHAEL SILECK Michael Sileck

Dated: 12/31/01